Exhibit 10.1

AMENDMENT NO. 12
TO RECEIVABLES PURCHASE AGREEMENT
AND OMNIBUS AMENDMENT

This amendment no. 12 to Receivables Purchase Agreement AND OMNIBUS AMENDMENT is entered into as of March 30, 2010, by and among Meredith Funding Corporation, a Delaware corporation (“Seller”), Meredith Corporation, an Iowa corporation (“Meredith”), as initial Servicer (the Servicer, together with Seller, the “Seller Parties” and each, a “Seller Party”), JPMorgan Chase Bank, N.A., successor by merger to Bank One, NA, in its individual capacity as the sole “Financial Institution”, Falcon Asset Securitization Company LLC, formerly known as Falcon Asset Securitization Corporation (the “Conduit”, and together with the sole Financial Institution, the “Purchasers”), and JPMorgan Chase Bank, N.A., successor by merger to Bank One, NA, as agent (together with its successors and assigns hereunder, the “Agent”), with respect to that certain Receivables Purchase Agreement among the parties hereto dated as of April 9, 2002, as heretofore amended (the “Receivables Purchase Agreement”) and that certain Receivables Sale Agreement, among Meredith and the Seller dated as of April 9, 2002, as heretofore amended (the “Receivables Sale Agreement”).
W I T N E S S E T H :
WHEREAS, the Seller Parties, the Purchasers and the Agent are parties to the Receivables Purchase Agreement and the Receivables Sale Agreement, as applicable; and
WHEREAS, the parties desire to amend the Receivables Purchase Agreement and the Receivables Sale Agreement as hereinafter set forth;
NOW, THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
1.    Defined Terms. Capitalized terms used herein and not otherwise defined shall have their meanings as attributed to such terms in the Receivables Purchase Agreement and the Receivables Sale Agreement.
2.    Amendments.
2.1.    The first sentence of Section 5.1(i) of the Receivables Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“(i)    Good Title. Immediately prior to each purchase hereunder, Seller shall be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents and except the Permitted Liens.”
2.2.    The first sentence of Section 5.1(j) of the Receivables Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“(j)    Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and shall, upon each purchase hereunder, transfer to the Agent for the benefit of the relevant Purchaser or Purchasers (and the Agent for the benefit of such Purchaser or Purchasers shall acquire from Seller) a valid and perfected first priority undivided percentage ownership or security interest in each Receivable existing or hereafter arising and in the Related Security (to the extent covered by Article 9 of the UCC)  and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents and except the Permitted Liens.”
2.3.    Section 7.1(h) of the Receivables Purchase Agreement is hereby amended and restated in its entirety as follows:
“(h)    Ownership. Seller will (or will require each Originator to) take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections purchased under the Receivables Sale Agreement irrevocably in Seller, free and clear of any Adverse Claims other than Adverse Claims in favor of the Agent and the Purchasers and other than Permitted Liens (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller's interest in such Receivables, Related Security (to the extent covered by Article 9 of the UCC) and Collections and such other action to perfect, protect or more fully evidence the interest of Seller therein as the Agent may reasonably request), and (ii) establish and maintain, in favor of the Agent, for the benefit of the Purchasers, a valid and perfected first priority undivided percentage ownership interest (and/or a valid and perfected first priority security interest) in all Receivables, Related Security (to the extent covered by Article 9 of the UCC) and Collections to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Agent for the benefit of the Purchasers and other than Permitted Liens (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent's (for the benefit of the Purchasers) interest in such Receivables, Related Security (to the extent covered by Article 9 of the UCC) and Collections and such other action to perfect, protect or more fully evidence the interest of the Agent for the benefit of the Purchasers as the Agent may reasonably request).”
2.4.    Section 7.1(i)(F) of the Receivables Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“(F)    at all times have a Board of Directors consisting of three members, at least one member of which is an Independent Director. In the event the Seller intends to appoint a new Independent Director, the Seller shall provide written notice to the Agent not less than ten (10) days prior to the effective date of such appointment and shall certify that the designated Person satisfies the criteria set forth in the definition herein of “Independent Director.” Any such appointment of a new Independent Director by the Seller shall require written acknowledgement by the Agent that such Person conforms, to the reasonable satisfaction of the Agent, with the criteria set forth in the definition herein of “Independent Director” and is otherwise satisfactory to the Agent in its reasonable discretion;”
2.5.    Section 7.2(d) of the Receivables Purchase Agreement is hereby amended and restated in its entirety as follows:
“(d)    Sales, Liens. Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Agent and the Purchasers provided for herein and other than Permitted Liens), and Seller will defend the right, title and interest of the Agent and the Purchasers in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller or Originator.  Seller will not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory, other than Permitted Liens.”
2.6.    The following paragraph is hereby added to the end of Section 8.2(b) of the Receivables Purchase Agreement:
“In the event that the long-term debt rating of any Collection Bank other than JPMorgan Chase Bank, N.A. is downgraded by Standard & Poor's to BBB+ or lower or by Moody's to Baa1 or lower, the Agent may in its sole discretion require that a new Collection Account or Lock-Box, as applicable, be opened with a Collection Bank with ratings in excess thereof (such new Collection Bank to be reasonably acceptable to both the Seller and the Agent); provided that Seller will not be required to open a new Collection Account or Lock-Box if Seller elects to direct Collections from Obligors that were previously remitting Collections to the downgraded Collection Bank (the “Subject Collections”) to another existing Collection Account or Lock-Box subject to a Collection Account Agreement. Unless the Seller elects to redirect Collections as described in the proviso of the first sentence of this paragraph, such new Collection Account or Lock-Box, as applicable, and the related Collection Account Agreement shall be open and in effect within 60 days after the Agent notifying the Seller that it will require such new Collection Account or Lock-Box, as applicable, to be opened. Unless the Seller elects to redirect Collections as described in the proviso of the first sentence of this paragraph, during the period between such notice and the new Collection Account or Lock-Box becoming effective, the Agent may direct the Servicer to cause all Subject Collections to be remitted to another Collection Account within two (2) Business Days after receipt. As soon as such new Collection Account or Lock-Box is opened and the related Collection Account Agreement is executed and in effect, the Servicer will direct all Subject Collections to such new Collection Account or Lock-Box, as applicable, as otherwise provided in this Agreement.”
2.7.    Section 9.1(f) of the Receivables Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“(f)    (i) As at the end of the month of November, December or January of any calendar year, the average of the Delinquency Ratios as at the end of such month and the two preceding months shall exceed 25%, (ii) as at the end of any other calendar month, the average of the Delinquency Ratios as at the end of such month and the two preceding months shall exceed 23.5%, (iii) as at the end of any calendar month, the average of the Default Ratios as at the end of such month and the two preceding months shall exceed 11%, (iv) as at the end of any calendar month, the average of the Dilution Ratios as at the end of such month and the two preceding months shall exceed 3.00%, or (v) as at the end of any calendar month, the average of the Day Sales Outstanding as at the end of such month and the two preceding months shall exceed 80.0.”
2.8.    Section 9.1(j) of the Receivables Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“(j)    This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Seller, or the Agent for the benefit of the Purchasers shall cease to have a valid and perfected first priority security interest in the Receivables, the Related Security and the Collections with respect thereto and the Collection Accounts other than a Collection Account at Bank of America, N.A. which is described on Exhibit IV on the date hereof and other than Permitted Liens.”

2.9.    Section 10.2 of the Receivables Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“Section 10.2. Increased Cost and Reduced Return.
(a) If any Regulatory Change (i) subjects any Purchaser or any Funding Source to any charge or withholding on or with respect to any Funding Agreement or this Agreement or a Purchaser's or Funding Source's obligations under a Funding Agreement or this Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Purchaser or any Funding Source of any amounts payable under any Funding Agreement or this Agreement (except for changes in the rate of tax on the overall net income of a Purchaser or Funding Source or taxes excluded by Section 10.1) or (ii) imposes, modifies or deems applicable any reserve, assessment, fee, tax, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or liabilities of a Funding Source or a Purchaser, or credit extended by a Funding Source or a Purchaser pursuant to a Funding Agreement or this Agreement or (iii) imposes any other condition the result of which is to increase the cost to a Funding Source or a Purchaser of performing its obligations under a Funding Agreement or this Agreement, or to reduce the rate of return on a Funding Source's or Purchaser's capital as a consequence of its obligations under a Funding Agreement or this Agreement, or to reduce the amount of any sum received or receivable by a Funding Source or a Purchaser under a Funding Agreement or this Agreement, or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon the later of (i) 15 Business Days after demand by the Agent and (ii) the next Settlement Date, Seller shall pay to the Agent, for the benefit of the relevant Funding Source or Purchaser, such amounts charged to such Funding Source or Purchaser or such amounts to otherwise compensate such Funding Source or such Purchaser for such increased cost or such reduction. The term “Regulatory Change” shall mean (i) the adoption after the date hereof of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein after the date hereof, (ii) any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, or (iii) the compliance, whether commenced prior to or after the date hereof, by any Funding Source or Purchaser with the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009, or any rules or regulations promulgated in connection therewith by any such agency.
(b)    A certificate of the applicable Purchaser or Funding Source setting forth the amount or amounts necessary to compensate such Purchaser or Funding Source pursuant to paragraph (a) of this Section 10.2 shall be delivered to the Seller and shall be conclusive absent manifest error.
(c)    If any Purchaser or any Funding Source has or anticipates having any claim for compensation from the Seller pursuant to clause (iii) of the definition of Regulatory Change appearing in paragraph (a) of this Section 10.2, and such Purchaser or Funding Source believes that having the facility publicly rated by one credit rating agency would reduce the amount of such compensation by an amount deemed by such Purchaser or Funding Source to be material, such Purchaser or Funding Source shall provide written notice to the Seller and the Servicer (a “Ratings Request”) that such Purchaser or Funding Source intends to request a public rating of the facility from one credit rating agency selected by such Purchaser or Funding Source and reasonably acceptable to the Seller, of at least A-/A3 or the equivalent (the “Required Rating”). The applicable Purchaser or Funding Source shall provide the Seller written notice of its intent to send a Ratings Request at least 30 days prior to delivery thereof. The Seller and the Servicer agree that they shall cooperate with such Purchaser's or Funding Source's efforts to obtain the Required Rating, and shall provide the applicable credit rating agency (either directly or through distribution to the Agent, Purchaser or Funding Source), any information requested by such credit rating agency for purposes of providing and monitoring the Required Rating. The Purchaser or Funding Source shall pay the initial fees payable to the credit rating agency for providing the rating and the Seller shall pay all ongoing fees payable to the credit rating agency for their continued monitoring of the rating. Nothing in this Section 10.2(c) shall preclude any Purchaser or Funding Source from demanding compensation from the Seller pursuant to Section 10.2(a) hereof at any time and without regard to whether the Required Rating shall have been obtained, or shall require any Purchaser or Funding Source to obtain any rating on the facility prior to demanding any such compensation from the Seller.”
2.10.    Section 10.4 of the Receivables Purchase Agreement is hereby amended and restated in its entirety to read as follows:
    “Section 10.4. Accounting Based Consolidation Event. Upon the later of (i) 15 Business Days after demand by the Agent and (ii) the next Settlement Date, Seller shall pay to the Agent, for the benefit of the relevant Funding Source, such amounts as such Funding Source reasonably determines will compensate or reimburse such Funding Source for any (i) fee, expense or increased cost charged to, incurred or otherwise suffered by such Funding Source, (ii) reduction in the rate of return on such Funding Source's capital or reduction in the amount of any sum received or receivable by such Funding Source or (iii) internal capital charge or other imputed cost determined by such Funding Source to be allocable to Seller or the transactions contemplated in this Agreement, in each case resulting from or in connection with the consolidation, for financial and/or regulatory accounting purposes, of all or any portion of the assets and liabilities of the Conduit that are subject to this Agreement or any other Transaction Document with all or any portion of the assets and liabilities of a Funding Source. Amounts under this Section 10.4 may be demanded at any time without regard to the timing of issuance of any financial statement by the Conduit or by any Funding Source. A certificate of the Funding Source setting forth the amount or amounts necessary to compensate such Funding Source pursuant to this Section 10.4 shall be delivered to the Seller and shall be conclusive absent manifest error.”
2.11.    The definition of “Accounting Based Consolidation Event” in Exhibit I to the Receivables Purchase Agreement is hereby deleted in its entirety.
2.12.    The definitions in Exhibit I to the Receivables Purchase Agreement of the terms set forth below are hereby amended and restated in their entirety to read as follows:
“Aggregate Reserves” means, on any date of determination, the sum of the Commingling Reserve, the Loss Reserve, the Yield and Servicing Reserve, the Dilution Reserve and the Lien Reserve.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect for such day, (ii) the sum of (A) the Federal Funds Effective Rate in effect on such day plus (B) 0.50%, and, if available, (iii) the sum of (A) the Base LIBO Rate for a Tranche Period of one month at approximately 11:00 a.m. London time on such day plus (B) 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Base LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Base LIBO Rate, respectively.

“Amortization Date” means the earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 9.1(d)(ii), (iii) the Business Day specified in a written notice from the Agent following the occurrence of any other Amortization Event, (iv) the Business Day specified in a written notice from the Agent following the failure to obtain the Required Rating within 60 days following delivery of a Ratings Request to the Seller and the Servicer, and (v) the date which is ten (10) Business Days after the Agent's receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement.
“Credit Agreement” means that certain Credit Agreement dated as of April 5, 2002 among Meredith, as borrower, the lenders listed therein, Bank of America, N.A. (as successor by merger to Fleet National Bank), as Administrative Agent and Issuing Lender, JPMorgan Chase Bank, N.A. (as successor by merger to Bank One, N.A.) and Wells Fargo Bank, National Association, each as Co-Syndication Agent, and SunTrust Bank, Central Florida, National Association, as Documentation Agent, as in effect on March 31, 2009 and as thereafter amended, restated, otherwise modified or replaced from time to time with the consent of JPMorgan Chase as the Agent hereunder (it being understood that any amendment, waiver, restatement or replacement entered into after March 31, 2009 to which JPMorgan Chase in such capacity is not a consenting party shall be disregarded for purposes of this Agreement).
“Default Fee” means with respect to any amount due and payable by Seller in respect of any Aggregate Unpaids, an amount equal to interest on any such unpaid Aggregate Unpaids at a rate per annum equal to the sum of the Alternate Base Rate plus 4.20%.
“Dilution Percentage” means as of the last day of any calendar month, a percentage equal to the greater of (i) 5.00% and (ii) the following calculation:
[(2.25 x ED) + ((DS-ED) x DS/ED)] x DHR
where:
ED    =    the Expected Dilution Ratio at such time.
DS    =    the Dilution Spike Ratio at such time
DHR    =    the Dilution Horizon Ratio at such time
“LIBO Rate” means, for any Tranche Period, a rate per annum equal to the sum of the Base LIBO Rate plus 3.20%.
“Liquidity Termination Date” means March 29, 2011.
“Loss Percentage” means, as of the last day of any calendar month, the greater of (i) 20.00% and (ii)(A) 2.25 times (B) the Loss Ratio as of such date, times (C) the Loss Horizon Ratio as of such date.
“Reserve Default Ratio” means, as of the end of any calendar month, a percentage equal to (i) the Default Proxy as of such date divided by (ii) sales during the calendar month ending four (4) calendar months prior to such calendar month.
2.13.    Clause (xiv) of the definition of Eligible Receivable in Exhibit I of the Receivables Purchase Agreement is hereby amended and restated in its entirety as follows:
“(xiv)    which is not subject to any right of rescission, set-off, counterclaim, any other defense (other than potential discharge in bankruptcy, but including defenses arising out of violations of usury laws) (it being understood that only a portion of a Receivable equal to the amount of such set-off, counterclaim or defense shall be deemed not to be an Eligible Receivable) of the applicable Obligor against the applicable Originator or any other Adverse Claim other than Permitted Liens, and the Obligor thereon holds no right as against the applicable Originator to cause such Originator to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract),”
2.14.    Clause (xvi) of the definition of Eligible Receivable in Exhibit I of the Receivables Purchase Agreement is hereby amended and restated in its entirety as follows:
“(xvi)    all right, title and interest to and in which has been validly transferred by the applicable Originator directly to Seller under and in accordance with the Receivables Sale Agreement, and Seller has good and marketable title thereto free and clear of any Adverse Claim other than Permitted Liens.”
2.15.    The following new definitions are hereby added in appropriate alphabetical order to Exhibit I of the Receivables Purchase Agreement:
““Permitted Liens” means (a) that certain lien to the Iowa Department of Economic Development, as reflected in the UCC financing statement attached hereto as Exhibit XI, and (b) that certain federal tax lien, as reflected in the Notice of Federal Tax Lien attached hereto as Exhibit XII, so long as the aggregate amounts secured by such liens do not exceed the Lien Reserve Amount.”
““Lien Reserve” means $2,000,000, minus (i) at such time as the lien to the Iowa Department of Economic Development, as reflected in the UCC financing statement attached hereto as Exhibit XI is terminated to the reasonable satisfaction of the Agent, $335,000.00, minus (ii) at such time as the federal tax lien, as reflected in the Notice of Federal Tax Lien attached hereto as Exhibit XII is terminated to the reasonable satisfaction of the Agent, $1,300,000. Upon termination of both such liens and approval by the Agent, such approval not to be unreasonably withheld, the Lien Reserve shall be reduced to zero.”
2.16.    New Exhibits XI and XII are added to the Receivables Purchase Agreement in the form of Exhibits XI and XII hereto respectively.
2.17.    Schedule C of the Receivables Purchase Agreement is hereby amended and restated in its entirety to read as follows:

SCHEDULE C
SPECIAL CONCENTRATION LIMITS

Obligor	Special Concentration Limit
Omnicom Group	10.0% of the Eligible Receivables Balance
WPP Group PLC	10.0% of the Eligible Receivables Balance
Kraft Foods Company	10.0% of the Eligible Receivables Balance
Publicis Group	10.0% of the Eligible Receivables Balance
All other Obligors	4.0% of the Eligible Receivables Balance

2.18.    Section 2.1(i) of the Receivables Sale Agreement is hereby amended and restated in its entirety as follows:
“(i)    Good Title.  Immediately prior to each Purchase from such Originator hereunder, such Originator (i) is the legal and beneficial owner of the Receivables which are to be the subject of such Purchase and (ii) is the legal and beneficial owner of the Related Security with respect thereto or possesses a valid and perfected security interest therein, in each case, free and clear of any Adverse Claim, except as created by the Transaction Documents and other than Permitted Liens.”
2.19.    Section 2.1(j) of the Receivables Sale Agreement is hereby amended and restated in its entirety as follows:
“(j)    Perfection.  This Agreement, together with the filing of the financing statements contemplated hereby, is effective to transfer to Buyer (and Buyer shall acquire from such Originator) (i) legal and equitable title to, with the right to sell and encumber each Receivable originated by such Originator, whether now existing or hereafter arising, together with the Collections with respect thereto, and (ii) all of such Originator's right, title and interest in the Related Security associated with each such Receivable, in each case, free and clear of any Adverse Claim, except as created by the Transaction Documents and other than Permitted Liens.  There have been duly filed (or delivered to the Agent (as Buyer's assignee) in form suitable for filing) all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer's ownership interest in the Receivables originated by such Originator, the Related Security and the Collections.”
2.20.    Section 4.1(g) of the Receivables Sale Agreement is hereby amended and restated in its entirety as follows:
“(g)    Ownership. Such Originator will take all necessary action to establish and maintain, irrevocably in Buyer, (i) legal and equitable title to the Receivables originated by such Originator and the associated Collections and (ii) all of such Originator's right, title and interest in the Related Security associated with such Receivables, in each case, free and clear of any Adverse Claims other than Adverse Claims in favor of Buyer (and its assigns) and other than Permitted Liens (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer's interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Buyer as Buyer (or its assigns) may reasonably request).”
2.21.    Section 4.2(d) of the Receivables Sale Agreement is hereby amended and restated in its entirety as follows:
“(d)    Sales, Liens.  Except pursuant to the Transaction Documents, such Originator will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable originated by it or the associated Related Security or Collections, or upon or with respect to any Contract under which any Receivables arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of Buyer provided for herein and other than Permitted Liens), and such Originator will defend the right, title and interest of Buyer in, to and under any of the foregoing property, against all claims of third parties claiming through or under such Originator.  Such Originator shall not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory other than Permitted Liens.”
3.    Limited Waiver. The Seller Parties each hereby request that the Agent and the Purchasers waive, and by signing below each of the Agent and the Purchasers does hereby waive any breach of a representation, warranty or covenant of a Seller Party and any Amortization Event or Potential Amortization Event resulting therefrom, in each case occurring prior to the date hereof and arising solely as a result of the existence of any Adverse Claim described on Exhibits XI and XII hereto. This waiver shall apply solely in the circumstances described above and for the period set forth above and shall not be construed to be a waiver as to non-compliance of any of the other provisions of the Receivables Purchase Agreement or the Receivables Sale Agreement or for any other time period.
4.    Representations and Warranties. In order to induce the Agent and the Purchasers to enter into this Amendment, each of the Seller Parties hereby represents and warrants to the Agent and the Purchasers that after giving effect to the amendments contained in Section 2 above and the limited waiver contained in Section 3 above, (a) no Amortization Event or Potential Amortization Event exists and is continuing as of the Effective Date (as defined in Section 5 below), (b) each of such Seller Party's representations and warranties contained in Section 5.1 of the Receivables Purchase Agreement is true and correct as of the Effective Date, (c) each of Meredith's representations and warranties contained in Section 2.1 of the Receivables Sale Agreement is true and correct as of the Effective Date, and (d) the aggregate of the amounts payable related to the liens identified in the UCC financing statement attached hereto as Exhibit XI and the Notice of Federal Tax Lien attached hereto as Exhibit XII do not exceed $2,000,000.
5.    Effective Date. This Amendment shall become effective as of the date first above written (the “Effective Date”) when (a) the Agent has received counterparts of this Amendment, duly executed by the Seller Parties, the Agent and the Purchasers, (b) the Agent has received counterparts of a third amendment and restatement of the Fee Letter, duly executed by the parties thereto, and (c) the Agent has received payment in immediately available funds of the renewal fee specified in such Fee Letter.
6.    Ratification. The Receivables Purchase Agreement and the Receivables Sale Agreement, as modified hereby, are hereby ratified, approved and confirmed in all respects.
7.    Reference to Agreement. From and after the Effective Date hereof, each reference in the Receivables Purchase Agreement or the Receivables Sale Agreement to “this Agreement”, “hereof”, or “hereunder” or words of like import, and all references to the Receivables Purchase Agreement or the Receivables Sale Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature shall be deemed to mean the Receivables Purchase Agreement or the Receivables Sale Agreement as modified by this Amendment.
8.    Costs and Expenses. The Seller agrees to pay all costs, fees, and out-of-pocket expenses (including reasonable attorneys' fees and disbursements) incurred by the Agent in connection with the preparation, execution and enforcement of this Amendment.
9.    CHOICE OF LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS.
10.    Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Facsimile or other electronic signatures shall be as effective as originals.

<signature pages follow>
IN WITNESS WHEREOF, the Seller Parties, the Purchasers and the Agent have executed this Amendment as of the date first above written.

MEREDITH FUNDING CORPORATION

By:     /s/ Kevin M. Wagner
Name:     Kevin M. Wagner
Title:     President

MEREDITH Corporation

By:    /s/ Steven M. Cappaert
Name:     Steven M. Cappaert
Title:     Corporate Controller

FALCON ASSET SECURITIZATION COMPANY LLC
By: JPMorgan Chase Bank, N.A., its attorney in fact

By:    /s/ Joel C. Gedroic
Name:    Joel C. Gedroic
Title:    Executive Director

JPMORGAN CHASE BANK, N.A., successor by merger to BANK ONE, NA, as a Financial Institution and as Agent

By:    /s/ Joel C. Gedroic
Name:    Joel C. Gedroic
Title:     Executive Director